     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 10, 1999


                                                 REGISTRATION NO. 333-09951
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                               (Amendment No. 7)
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                            EAGLE SUPPLY GROUP, INC.
             (Exact name of registrant as specified in its charter)

               DELAWARE                                  5033                                 13-3889248
     (State or other jurisdiction            (Primary Standard Industrial                  (I.R.S. Employer
  of incorporation or organization)          Classification Code Number)                 Identification No.)

                            ------------------------
                              122 EAST 42ND STREET
                                   SUITE 1116
                            NEW YORK, NEW YORK 10168
                                 (212) 986-6190
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------
                               DOUGLAS P. FIELDS
                            CHIEF EXECUTIVE OFFICER
                            EAGLE SUPPLY GROUP, INC.
                              122 EAST 42ND STREET
                                   SUITE 1116
                            NEW YORK, NEW YORK 10168
                                 (212) 986-6190
                            ------------------------

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

          Robert Perez, Esq.                      David A. Carter, P.A.
        Gusrae, Kaplan & Bruno                2300 Glades Road, Suite 210W
            120 Wall Street                     Boca Raton, Florida 33431
       New York, New York 10005                  Tel No. (561) 750-6999
        Tel No. (212) 269-1400                   Fax No. (561) 367-0960
        Fax No. (212) 809-5449

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                    TITLE OF EACH                            AMOUNT         PROPOSED MAXIMUM     PROPOSED MAXIMUM    AMOUNT OF
                 CLASS OF SECURITIES                         TO BE           OFFERING PRICE         AGGREGATE       REGISTRATION
                  TO BE REGISTERED                         REGISTERED           PER UNIT        OFFERING PRICE(1)     FEE(11)
Common Stock, $.0001 par value                            2,875,000(2)          $    5.00          $ 14,375,000      $4,670.39
Redeemable Common Stock Purchase Warrants                 2,875,000(3)          $    .125          $    359,375      $  116.76
Common Stock, $.0001 par value(4)                          2,875,000            $    5.00          $ 14,375,000      $4,670.39
Underwriter's Stock Warrants(5)                             250,000             $   .0001          $         25      $     .01
Common Stock, $.0001 par value(6)                           250,000             $    8.25          $  2,062,500      $  653.04
Underwriter's Warrants(7)                                   250,000             $   .0001          $         25      $     .01
Common Stock Purchase Warrants(8)                           250,000             $  .20625          $     51,563      $   16.75
Common Stock, $.0001 par value(9)                           250,000             $    8.25          $  2,062,500      $  670.01
Common Stock, $.0001 par value(10)                          300,000             $    5.00          $  1,500,000      $  517.24
TOTALS                                                                                                               $11,314.60*

------------------------

* Filing Fee of $7,401.26 paid with initial filing on August 12, 1996; additional fee of $5,283.31 paid with the filing of Amendment No. 2 on May 1, 1998 and $1,069.78 paid with filing of Amendment No. 3 on July 1, 1998.

                                                SEE FOOTNOTES ON FOLLOWING PAGE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(CONTINUED FROM PREVIOUS PAGE)

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

(1) Estimated solely for purposes of calculating the registration fee.

(2) Includes 375,000 shares of Common Stock subject to the Underwriter's overallotment option and assumes the overallotment option is exercised in full.

(3) Includes 375,000 Redeemable Common Stock Purchase Warrants subject to the Underwriter's overallotment option and assumes the overallotment option is exercised in full.

(4) Issuable upon exercise of the Redeemable Common Stock Purchase Warrants referred to in the prior note.

(5) To be issued to the Underwriter, entitling the Underwriter to purchase up to 250,000 shares of Common Stock.

(6) Issuable upon the exercise of the Underwriter's Stock Warrants.

(7) To be issued to the Underwriter, entitling the Underwriter to purchase up to 250,000 Common Stock Purchase Warrants.

(8) Issuable upon the exercise of the Underwriter's Warrants.

(9) Issuable upon the exercise of the Common Stock Purchase Warrants identified in the prior note.

(10) Issuable upon the exercise of the Redeemable Common Stock Purchase Warrants, which shares are to be sold by the Selling Securityholders.

(11) Calculated by reference to the required filing fee at the time of the initial registration of a security.

    Pursuant to Rule 416, there are also being registered such additional but indeterminate number of shares as may become issuable pursuant to anti-dilution provisions of the Redeemable Common Stock Purchase Warrants and the Underwriter's Stock Warrants and Underwriter's Warrants.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The estimated expenses of this offering, all of which are to be paid by the Registrant, in connection with the issuance and distribution of the Securities being registered, are as follows:

SEC Registration Fee.......................................  $  11,315.00
NASD and NASDAQ Fees.......................................     15,800.00
Printing and Engraving Expenses............................    130,000.00*
Accounting Fees and Expenses...............................    275,000.00*
Legal Fees and Expenses....................................    300,000.00*
Blue Sky Fees and Expenses.................................     50,000.00*
Transfer and Warrant Agent Fees and Expenses...............      7,500.00*
Miscellaneous Expenses.....................................      6,385.00*
                                                             ------------
Subtotal...................................................    796,000.00
Underwriter's Non Accountable Expense Allowance............    384,375.00(1)
                                                             ------------

Total......................................................  $1,180,375.00
                                                             ------------
                                                             ------------

------------------------

(1) Assumes no exercise of overallotment option.

*   Estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    In general, Section 145 of the Delaware General Corporation Law provides that persons who are officers or directors of a corporation may be indemnified by the corporation for acts performed in their capacities as such. The Registrant's By-Laws authorize indemnification in accordance with and to the extent permitted by said statute.

    The Registrant's Certificate of Incorporation and By-Laws provide for indemnification to the fullest extent permitted by law.

    Reference is also made to Section 6 of the Underwriting Agreement filed as
Exhibit 1.1 to this Registration Statement.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    The Registrant has sold the following securities within the past three years:

    A.

DATE             PERSON/ENTITY            NUMBER OF SECURITIES       CONSIDERATION
---------  --------------------------  --------------------------  -----------------
 05/17/96  TDA Industries, Inc.            2,000,000 shares of         $  200.00
                                                  Common Stock
 06/06/96  Steven R. Andrews             100,000 shares of Common      $   10.00
                                                         Stock

    In June and July 1996, the Company sold, to the persons and entities identified below, the securities of the Company for the consideration indicated opposite their names:

    B.

PERSON/ENTITY                                        NUMBER OF SECURITIES                         CONSIDERATION
-------------------------------  -------------------------------------------------------------  -----------------
Nina Allen.....................  One Unit of the Company's Securities*                             $ 25,000.00
William C. Bossung.............  One Unit of the Company's Securities*                               25,000.00
James A. Croson................  One Unit of the Company's Securities*                               25,000.00
D&R Partnership................  One Unit of the Company's Securities*                               25,000.00
Eugene Geller..................  One Half of a Unit of the Company's Securities*                     12,500.00
Warren & Marianne Gilbert......  One Unit of the Company's Securities*                               25,000.00
HiTel Group, Inc...............  Two Units of the Company's Securities*                              50,000.00
Paul Schmidt...................  One and One-Fourth of a Unit of the Company's Securities*           31,250.00
Donald & Linda Silpe...........  One Unit of the Company's Securities*                               25,000.00
Florence & Eric Stein..........  One Unit of the Company's Securities*                               25,000.00
William Tonyes.................  One Unit of the Company's Securities*                               25,000.00
Ken Zengage....................  One Fourth of a Unit of the Company's Securities*                    6,250.00
                                                                                                -----------------

                                 TOTAL                                                             $300,000.00
                                                                                                -----------------
                                                                                                -----------------

------------------------

* Each Unit consisting of 25,000 shares of Common Stock and 25,000 Redeemable Common Stock Purchase Warrants.

    C. Additionally, Registrant also states:

    C.1 Upon closing of the within Public Offering, the Company will acquire all of the outstanding equity securities of Eagle Supply, Inc. ("Eagle"), JEH/Eagle Supply, Inc. ("JEH Eagle") and MSI/Eagle Supply, Inc. ("MSI Eagle") for 3,000,000 shares of the Company's Common Stock.

    C.2 On July 1, 1997, JEH Eagle acquired the business and substantially all of the assets of JEH Co. In connection with the foregoing, among other things, if this Public Offering is completed prior to June 30, 2002 and in the event certain EBITDA (as defined) levels are reached for JEH Eagle during the period from July 1, 1997 through the date of consummation of the Public Offering, JEH Co. or its designee will be entitled to receive (i) $1,000,000 or (ii) $1,350,000 (either in cash or in shares of the Company's Common Stock valued at the Public Offering price) if the EBITDA level is (i) less than $3,800,000 per year but not less than $3,600,000 per year, or (ii) not less than $3,800,000 per year, respectively. The Company will issue 300,000 shares of Common Stock and not pay the foregoing amounts to James E. Helzer in fulfillment of the obligation set forth in the immediately preceding sentence, even if the EBITDA does not reach the required levels.

    C.3 On October 22, 1998, MSI Eagle acquired the business and substantially all of the assets of MSI Co. In connection with the foregoing, among other things, if this Public Offering is completed prior to October 22, 2003 and in the event certain EBITA (as defined) levels are reached for MSI Eagle, MSI Co. or its designee will be entitled to receive (i) $1,000,000 or (ii) $750,000 (either in cash or in shares of the Company's Common Stock valued at the Public Offering price) if the MSI EBITA levels is (i) not less than $2,000,000 per year or (ii) less than $2,000,000 but not less than $1,500,000 per year, respectively. The Company will issue 200,000 shares of its Common Stock, and not pay the foregoing amounts, to Gary L. Howard, as MSI Co.'s designee, in fulfillment of the obligation set forth in the immediately preceding sentence, even if the MSI EBITA does not reach the required levels. Additionally, at MSI Co.'s option, upon consummation of the Public Offering, it may exchange up to $2,000,000 of the principal amount of a promissory note issued to it for shares of the Company's Common Stock valued at the Public Offering price. MSI Co. has advised the Company that it intends to exchange $250,000 of such note for 50,000 shares of Common Stock of the Company upon consummation of the Public Offering.

    These transactions were exempt from registration under the Securities Act of 1933, as amended (the "Act"), under Section 4(2) of that Act as not involving a public offering, and as to those sales set forth under subsection B above, reliance is placed upon Rule 506 of Regulation D and
Section 4(6) of the Act. No underwriter was engaged by the Company in connection with the issuances described above. The recipients of all of the foregoing securities represented that such securities were being acquired for investment and not with a view to the distribution thereof. In addition, the certificates evidencing such securities bear restrictive legends.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


 EXHIBITS
    (A)
-----------
       1.1   (Revised) Forms of Underwriting Agreement and Selected Dealers Agreement(2)
       3.1   Registrant's Articles of Incorporation(2)
       3.1(A) Amendment to Registrant's Articles of Incorporation(2)
       3.2   Registrant's By-Laws(2)
       4.1   (Revised) Form of Underwriter's Warrant Agreement with Form of Warrant Certificate(2)
       4.2   (Revised) Form of Financial Advisory Agreement to be entered into by and between the Registrant and the
             Underwriter(2)
       4.3   (Revised) Form of Merger and Acquisition Agreement to be entered into by and between the Registrant and the Underwriter(2)
       4.4   Form of Common Stock Certificate(2)
       4.5   Form of Redeemable Stock Purchase Warrants delivered to Selling Securityholders(2)
       4.6   (Revised) Form of Redeemable Common Stock Purchase Warrants (2)
       4.7   Form of Warrant Agreement between Registrant and Continental Stock Transfer & Trust Company(2)
       5.1   Opinion of Gusrae, Kaplan & Bruno(2)
      10.1   (Revised) Form of Stock Purchase Agreement between the Registrant and TDA Industries, Inc. ("TDA")(2)
      10.2   Form of Employment Agreement between Registrant and Douglas P. Fields(2)
      10.3   Form of Employment Agreement between Registrant and Frederick M. Friedman(2)
      10.4   Eagle Supply, Inc. Mortgage and Note regarding its Birmingham, Alabama, Distribution Center(2)
      10.5   Eagle Supply, Inc. Mortgage, Deed and Purchase Agreement regarding its Pensacola, Florida, Distribution
             Center(2)
      10.6   Eagle Supply, Inc. Lease, as Amended, regarding its former distribution center located in Fort
             Lauderdale, Florida(2)
      10.7   Eagle Supply, Inc. Credit Facility(2)
      10.7(A) Amendment to Eagle Supply, Inc. Credit Facility and Equipment Note(2)
      10.7(B) Second Amendment to Eagle Supply, Inc. Credit Facility(2)
      10.8   (Revised) Form of Lease to be entered into with wholly-owned subsidiary of TDA(2)
      10.9   Registrant's Stock Option Plan(2)
      10.10  Form of Administrative Services Agreement to be entered into by and between Registrant and TDA(2)
      10.11  Asset Purchase Agreement among JEH/Eagle Supply, Inc. (formerly known as JEH Acquisition Corp.), James
             E. Helzer and others(2)
      10.12  JEH/Eagle Supply, Inc. Credit Facility(2)
      10.12(A) Amendment to JEH/Eagle Supply, Inc. Credit Facility and Equipment Note(2)
      10.13  JEH/Eagle Supply, Inc. Employment Agreement with Douglas P. Fields, as amended(2)
      10.14  JEH/Eagle Supply, Inc. Employment Agreement with Frederick M. Friedman, as amended(2)
      10.15  JEH/Eagle Supply, Inc. Employment Agreement with James E. Helzer(2)
      10.16  JEH/Eagle Supply, Inc. Employment Agreement with E.G. Helzer(2)
      10.17  JEH/Eagle Supply, Inc. Strategic Services Agreement with TDA Industries, Inc., as amended(2)

 EXHIBITS
    (A)
-----------
      10.17(A) Second Amendment to JEH/Eagle Supply, Inc. Strategic Services Agreement with TDA Industries, Inc.(2)
      10.18  JEH/Eagle Supply, Inc. Leases with James E. Helzer for premises located in:
             (A) Henderson, Colorado(2)
             (B) Colorado Springs, Colorado(2)
             (C) Mansfield, Texas(2)
             (D) Colleyville, Texas(2)
             (E) Frisco, Texas(2)
             (F) Mesquite, Texas(2)
      10.19  Asset Purchase Agreement among MSI/Eagle Supply, Inc., Masonry Supply, Inc., Gary L. Howard and
             others(2)
      10.20  Promissory Note to Masonry Supply, Inc. from MSI/Eagle Supply, Inc.(2)
      10.21  Purchase and Non-Competition Agreement among MSI/Eagle Supply, Inc., Gary L. Howard and others(2)
      10.22  Security Agreement between Masonry Supply, Inc. and MSI/Eagle Supply, Inc.(2)
      10.23  Promissory Note issued to TDA Industries, Inc. by MSI/Eagle Supply, Inc.(2)
      10.24  MSI/Eagle Supply, Inc. Credit Facility(2)
      10.25  MSI/Eagle Supply, Inc. Revolving Credit Note(2)
      10.26  MSI/Eagle Supply, Inc. Term Note(2)
      10.27  Surety Agreement by TDA Industries, Inc. regarding Exhibit 10.24
      10.28  Subordination Agreements regarding Exhibit 10.24 by:
             (A) TDA Industries, Inc.(2)
             (B) Masonry Supply, Inc.(2)
      10.29  Employment Agreement between MSI/Eagle Supply, Inc. and Gary L. Howard(2)
      10.30  MSI/Eagle Supply, Inc. lease with Mr. and Mrs. Gary L. Howard for premises located in Mansfield,
             Texas(2)
      10.31  Registrant's August 1998 Promissory Note to TDA Industries, Inc.(2)
      10.32  Amendment to JEH/Eagle, Inc. Credit Facility(2)
      10.33  Amendment to Eagle Supply, Inc. Credit Facility(2)
      10.34  Registrant's January 1999 Promissory Note to TDA Industries, Inc.(2)
      12.1   Computation of Additional Shares(2)
      23.1   Consent of Gusrae, Kaplan & Bruno (included in Exhibit 5.1)(2)
      23.2   Consent of Deloitte & Touche LLP(1)
      23.3   Consent of Paul D. Finkelstein(2)
      23.4   Consent of John E. Smircina(2)
      23.5   Consent of George Skakel III(2)
      23.6   Consent of Waters, Murray & Associates(2)
      23.7   Consent of James E. Helzer(2)


------------------------

(1) Filed herewith.

(2) Previously filed.

    All other schedules are omitted, as the required information is either inapplicable or presented in the financial statements or related notes.

ITEM 17. UNDERTAKINGS

    The Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

    (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (5) The undersigned registrant hereby undertakes to provide to the underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on the 10th day of March, 1999.


                                By:            /s/ DOUGLAS P. FIELDS
                                     -----------------------------------------
                                                 Douglas P. Fields,
                                              CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------
                                Chairman of the Board of
    /s/ DOUGLAS P. FIELDS         Directors, Chief
------------------------------    Executive Officer and        March 10, 1999
      Douglas P. Fields           Director (Principal
                                  Executive Officer)

                                Executive Vice President,
  /s/ FREDERICK M. FRIEDMAN       Treasurer, Secretary and
------------------------------    Director (Principal          March 10, 1999
    Frederick M. Friedman         Financial and Accounting
                                  Officer)

------------------------------  Director
      Steven R. Andrews

   /s/ PAUL D. FINKELSTEIN
------------------------------  Director                       March 10, 1999
     Paul D. Finkelstein

------------------------------  Director
      George Skakel III